UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2011

NB&T FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

OHIO	0-23134	31-1004998
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer I.D. No.)

48 N. South Street, Wilmington, Ohio 45177

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (937) 382-1441

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01.	Regulation FD Disclosure.

NB&T Financial Group, Inc. (Nasdaq: NBTF), parent company of The National Bank and Trust Company (“Bank”), Wilmington, Ohio, expects its loan loss provision to substantially increase in the fourth quarter compared to $475,000 for the third quarter of 2011 due to the potential loss related to one commercial loan customer. Additionally, the Bank intends to write down two real estate owned properties approximately $400,000 based on recently received appraisals. These losses will be offset by realized gains on sales of securities of approximately $600,000, and the reversal of executive incentives accrued this year that will not be earned as a result of these losses.

The Bank will be increasing its loan loss provision over the previous quarter primarily due to one commercial loan customer with approximately $1 million outstanding. During the fourth quarter, this previously current loan customer failed to make its October payment and closed its operation. The Bank’s collateral consists of certain equipment, receivables and intellectual property. The Bank is working to secure and value its collateral to minimize loss. At this time, however, the value of this collateral is uncertain due to the specialized nature of the business and the status of incomplete work in process. A specific reserve will be established for the loan this quarter.

The two real estate owned properties were acquired with the Community National Bank acquisition and were recorded at their fair market value based on appraisals at that time. These properties were recently again appraised and will be reduced in value approximately $400,000. To offset these losses, the Bank expects to sell approximately $14 million in securities for a gain of approximately $600,000. Finally, through November the Bank had accrued performance-based incentive compensation primarily allocable to executives of approximately $375,000. Due to these losses, this incentive compensation will be reversed and reduce compensation expense in the fourth quarter of 2011 compared to prior quarters this year.

FORWARD-LOOKING STATEMENTS

Statements preceded by, followed by or that otherwise include the words “expects,” “anticipates,” “intends,” “estimates,” “plans,” “will likely result,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” and “could” are generally forward-looking in nature and not historical facts. Results could differ materially from those expressed in such forward-looking statements due to a number of factors, including (1) changes in interest rates; (2) changes in national and local economic and political conditions; (3) changes in policy by regulatory agencies; and (4) changes in the securities markets. Any forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions, and actual results could differ materially from those contemplated by those forward-looking statements. Many of the factors that will determine these results are beyond the Company’s ability to control or predict. The Company disclaims any duty to update any forward-looking statements, all of which are qualified by the statements in this section.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NB&T Financial Group, Inc.

By:	/s/ Craig F. Fortin
Craig F. Fortin Chief Financial Officer

Date: December 28, 2011